UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2008

SPAR Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27824 (Commission File No.)	33-0684451 (IRS Employer Identification No.)

555 White Plains Road, Suite 250, Tarrytown, New York	10591
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 332-4100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Retirement of Robert O. Aders as Director

At the regular meeting of the Board of Directors (the “Board”) of SPAR Group, Inc., a Delaware corporation (“SGRP”), on March 27, 2008, Mr. Robert O. Aders, a member of the Board, informed the Board of his decision to retire his position as a director of SGRP and member of its committees. Mr. Aders’ retirement will be effective following the conclusion of the next regular meeting of the Board, which is scheduled for May 29, 2008. Accordingly, Mr. Aders informed the Board that he would not stand for reelection at the next annual meeting of stockholders of SGRP, which is also currently scheduled to occur on May 29, 2008 (the “2008 Annual Meeting”). Mr. Aders has been a member of the Board since July 8, 1999.

The Governance Committee of the Board is not actively seeking a candidate to replace Mr. Aders. Any vacancy can be filled by the Board without an election. Accordingly, if a qualified individual is identified, the Board may act on or after the date of the 2008 Annual Meeting to appoint such individual to the vacancy created by Mr. Aders’ retirement. If a new director is so identified and appointed, the new director would first face an election at the 2009 Annual Meeting (if then a candidate). No assurance can be given that a qualified individual will be identified, that such individual will be willing to accept appointment as a director, or that the Board will in fact fill the vacancy and appoint that individual as an additional Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPAR GROUP, INC.

Date:	March 28, 2008	By:	/s/ James R. Segreto
James R. Segreto
Chief Financial Officer